Exhibit 10.1

EXECUTION COPY

MEMBERSHIP UNIT PURCHASE AGREEMENT

by and among

ZG ACQUISITION INC.,

MDC PARTNERS INC.,

ZYMAN GROUP, LLC,

ZYMAN COMPANY, INC.,

SERGIO ZYMAN (only with respect to Section 7.3)

and

MANAGEMENT SELLERS SIGNATORY HERETO

Dated April 1, 2005

ARTICLE IV REPRESENTATIONS OF THE PURCHASER AND MDC PARTNERS

Section 4.1	Existence and Good Standing
Section 4.2	Execution and Validity of Agreement
Section 4.3	Litigation; Solvency
Section 4.4	Non-Contravention; Approvals and Consents
Section 4.5	Brokers
Section 4.6	MDC Stock
Section 4.7	MDC Filings
Section 4.8	Representations re: Investment in the Units

ARTICLE V COVENANTS OF THE PARTIES

Section 5.1	Conduct of the Business
Section 5.2	Access to Books and Records
Section 5.3	Regulatory Filings
Section 5.4	Conditions
Section 5.5	Transfers
Section 5.6	Notification
Section 5.7	Consents and Approvals
Section 5.8	Further Assurances
Section 5.9	Intellectual Property Assignment
Section 5.10	LLC Agreement
Section 5.11	Accrued Distributions

ARTICLE VI CONDITIONS TO CLOSING

Section 6.1	Conditions to Closing of the Parties
Section 6.2	Conditions to Purchasers’ Obligations
Section 6.3	Conditions to the Sellers’ Obligations

ARTICLE VII OTHER AGREEMENTS

Section 7.1	MDC Financing
Section 7.2	Tax Matters
Section 7.3	Zyman Activities

ARTICLE VIII SURVIVAL; INDEMNITY

Section 8.1	Survival
Section 8.2	Obligation of the Sellers to Indemnify
Section 8.3	Obligation of the Purchaser and MDC Partners to Indemnify
Section 8.4	Indemnification Procedures
Section 8.5	Right of Offset
Section 8.6	Limitations On and Other Matters Regarding Indemnification

ii

ARTICLE IX MISCELLANEOUS

Section 9.1	Termination
Section 9.2	Expenses
Section 9.3	Governing Law
Section 9.4	“Person” Defined
Section 9.5	“Knowledge” Defined
Section 9.6	“Affiliate” Defined
Section 9.7	Captions
Section 9.8	Publicity
Section 9.9	Zyman Authority
Section 9.10	Notices
Section 9.11	Parties in Interest
Section 9.12	Severability
Section 9.13	Counterparts
Section 9.14	Entire Agreement
Section 9.15	Amendments
Section 9.16	Third Party Beneficiaries
Section 9.17	Use of Terms
Section 9.18	“Liens” Defined
Section 9.19	No Strict Construction

iii

MEMBERSHIP UNIT PURCHASE AGREEMENT

MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) dated April 1, 2005, by and among ZG ACQUISITION INC., a Delaware corporation (the “Purchaser”), MDC PARTNERS INC., a corporation organized under the federal laws of Canada (“MDC Partners”), Sergio Zyman (with respect to Section 7.3.), ZYMAN GROUP, LLC, a Delaware limited liability company (together with any predecessor company, including Zyman Group, LLC, a Nevada limited liability company (“Nevada LLC”), and including, for purposes of Article III (other than Sections 3.1-3.4, 3.6 and 3.7.2), its subsidiaries, the “Company”), ZYMAN COMPANY, INC., a Delaware corporation (“Zyman”), and the other unitholders of the Company listed on the signature page hereto (collectively, the “Management Sellers”; together with Zyman, the “Sellers” and each individually, a “Seller”).

W I T N E S S E T H :

WHEREAS, as of the date hereof, Zyman and the Management Sellers own approximately 98% of the outstanding units of membership interests of the Company (the “Units”);

WHEREAS, the Purchaser shall acquire on the terms and conditions set forth below, up to 63% of the Units owned by each Seller, subject to Section 2.1 below;

WHEREAS, the Purchaser and the Sellers shall become parties to a limited liability company agreement relating to the Company (the “LLC Agreement”); and

WHEREAS, the boards of directors or managers, as applicable, of the Purchaser, the Company and Zyman have approved, and each of the Management Sellers has approved, the transactions contemplated in this Agreement upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

PRE-CLOSING TRANSACTIONS

Section 1.1                                   Bonuses.  The Sellers shall take all action necessary to cause the Company to establish a bonus plan for employees of the Company following Closing, which plan shall be substantially in the form set forth on Exhibit 1.1 and otherwise be satisfactory to the Purchaser (the “Bonus Plan”).  Any bonus payments made pursuant to the Bonus Plan are referred to in this Agreement as “Management Bonus Payments”.

ARTICLE II

SALE OF THE PURCHASED UNITS; PURCHASE PRICE AND CLOSING

Section 2.1                                   Sale of the Purchased Units.  Subject to the terms and conditions herein stated, each Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.3), and the Purchaser agrees to purchase from each such Seller on the Closing Date, the number of Class B Units of the Company (the “Class B Units”) set forth opposite such Seller’s name on Schedule 2.1 hereto which units, pursuant to the terms of the operating agreement of the Company shall automatically be converted into Class A Units of the Company (the “Class A Units” and together with the Class B Units, the “Units”).  To the extent that 31,500,000 exceeds the number of Units specified on Schedule 2.1 as of Closing for all Sellers, then, at the Purchaser’s election, on the Closing Date Zyman will sell a number of additional Units to Purchaser up to the amount of such excess.  The actual number of Units purchased and sold pursuant to the foregoing provisions of this Section 2.1 are referred to herein as the “Purchased Units”.  The Purchased Units sold by the Management Sellers pursuant to this Section 2.1 are referred to herein as the “Management Purchased Units” and the Purchased Units sold by Zyman pursuant to this Section 2.1 are referred to herein as the “Zyman Purchased Units”.

Section 2.2                                   Purchase Price.  In full consideration for the purchase by the Purchaser of the Purchased Units, the purchase price for the Purchased Units shall be equal to the product of the number of Purchased Units and $2.07143 per Unit, subject to the required additional payment pursuant to Section 2.2.1 and subject to adjustment pursuant to Section 2.2.1(i) (the “Purchase Price”), which Purchase Price shall be paid as follows:

2.2.1                        Payments.

(i)                                     Cash Payments.  At the Closing, the Purchaser shall pay (x) to Zyman the difference between (A) the product of the number of Zyman Purchased Units and $1.70003 per Unit minus (B) the product of (1) the sum of (a) the amount, if any, by which the total unpaid principal balance reflected in the Revolving Credit Payoff Amount (as defined below) exceeds $2,581,424 (such difference, the “Revolving Credit Deficit Amount”) and (b) the amount, if any, by which the total unpaid principal balance under the Company’s credit agreement dated June 8, 2004 with Wachovia Bank (as such agreement has been amended, supplemented or modified, the “Term Loan”) exceeds $5,942,645 (such difference, the “Term Loan Deficit Amount”) and (2) the fraction (expressed as a percentage) in which the numerator is the number of Zyman Purchased Units and the denominator is the total number of Purchased Units; (y) to each Management Seller the product of (A) the difference between (1) the product of the number of Management Purchased Units and $1.86429 per Unit minus (2) the product of (a) the sum of the Revolving Credit Deficit Amount and the Term Loan Deficit Amount and (b) a fraction (expressed as a percentage) in which the numerator is the number of Management Purchased Units and the denominator is the total number of Purchased Units multiplied by (B) the fraction (expressed as a percentage) in which the numerator is the number of Management Purchased Units being sold by such Management Seller and the denominator is the total number of Management Purchased Units (the “Management Percentage”) and (z) to JPMorgan Chase Bank, N.A. (the “Escrow Agent”), on behalf of each Management Seller, an amount equal to the product of (A) the number of Management Purchased Units and (B) $0.20714 and (C) the applicable Management Percentage, which amount shall be held in escrow subject to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit 2.2.1(ii) and Article VIII (while held in escrow, the “Escrow Cash Amount”).

(ii)                                  Stock Payments. Subject to Section 2.3 below, at the Closing, the Purchaser shall deliver to (x) the Escrow Agent on behalf of Zyman 635,795 Class A Shares (subordinate voting shares) of MDC Partners (“MDC Stock”), registered in the name of Zyman, to be held in escrow subject to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit 2.2.1(ii) and Article VIII (while held in escrow, the “Escrow Share Amount” and, together with the Escrow Cash Amount, the “Escrow Amount”) and (y) Zyman 504,180 shares of MDC Stock, registered in the name of Zyman.  The stock payments made pursuant to this Section 2.2.1(ii) are referred to herein collectively as the “Stock Payment”.

(iii)                               Additional Payment. Within forty-five days after the 2005 Determination (as defined below) shall have become binding on the parties pursuant to the procedures set forth in Section 2.2.3, the Purchaser shall pay to the Sellers an aggregate additional payment (the “2005 Additional Payment”) equal to the positive difference, if any, between $7,820,796 minus an amount, if any, equal to the greater of (x) the positive difference, if any, of $35,000,000 less the Additional Payment PBT for the Company’s 2005 fiscal year and (y) the product of (1) 50% and (2) the positive difference, if any, of $75,000,000 less the amount of Revenues for the Company’s 2005 fiscal year (the greater of the amounts in clauses (x) and (y), the “Additional Payment Shortfall Amount”); provided, further, that in the event that Revenues for the Company’s 2006 fiscal year exceed $75,000,000 and Additional Payment PBT for the Company’s 2006 fiscal year exceeds $35,000,000 but is equal to or less than $42,000,000, within forty-five days after the 2006 Determination (as defined below) shall have become binding on the parties pursuant to the procedures set forth in Section 2.2.3, the Purchaser shall pay to the Sellers an additional aggregate payment together with the payment described in the further proviso set forth below (the “2006 Additional Payment” and, together with the 2005 Additional Payment, the “Additional Payment”) equal to the product of (x) $4,252,558 and (y) a fraction, the numerator of which is the difference between actual Additional Payment PBT for the Company’s 2006 fiscal year and $35,000,000 and the denominator of which is $7,000,000; provided, further that in the event that Revenues for the Company’s 2006 fiscal year exceed $75,000,000 and Additional Payment PBT for the Company’s 2006 fiscal year exceeds $42,000,000, the 2006 Additional Payment shall equal (A) $4,252,558, plus (B) an amount equal to the lesser of (1) the difference between Additional Payment PBT for the Company’s 2006 fiscal year and $42,000,000, and (2) an amount equal to the Additional Payment Shortfall Amount.  The Purchaser shall pay to each Seller an amount equal to the product of the Additional Payment and the fraction in which the numerator is the number of Purchased Units being sold by such Seller and the denominator is the total number of Purchased Units (with respect to a Seller, such Seller’s “Seller Percentage”).  All of the Additional Payment which is paid to the Management Sellers shall be paid in cash.  At least eighty percent (80%) of any applicable Additional Payment paid to Zyman shall be paid in cash and the remainder of the Additional Payment paid to Zyman shall be paid in MDC Stock having a Market Value equal to the amount of the remainder of the Additional Payment paid to Zyman (the portion up to 20% of the Additional Payment to be made in stock being in the Purchaser’s sole discretion), in each case in accordance with Section 2.3.  For purposes of this Agreement “Market Value” shall mean the average of the closing prices per share of MDC Stock in U.S. dollars reported on the NASDAQ Stock Market for the 20 consecutive trading days immediately prior to the date on which the Additional Payment is required to be paid.

2.2.2                        Article II Defined Terms.

(i)                                     The term “Closing Balance Sheet” means the balance sheet of the Company as of the Closing Date to be prepared in accordance with GAAP consistently applied.

(ii)                                  The term “Additional Payment PBT” shall mean the consolidated net income (loss) of the Company and its subsidiaries, for a specified calendar year, but before provision for all federal, state and local income taxes for such period, determined in accordance with United States generally accepted accounting principles consistently applied (“GAAP”); provided, that the following amounts shall be excluded:

(a)                                  any expenses for equity-based compensation which accrues prior to, on or after Closing and is attributable to transactions contemplated by this Agreement, including, without limitation, expenses or other charges related to the acceleration of vesting of any units of Nevada LLC, the exchange of units of Nevada LLC, cash and promissory notes for Units, the issuance of units of Nevada LLC or Units, the issuance or exercise of options to acquire units of Nevada LLC or Units, and the cancellation or exchange of options to acquire units of Nevada LLC;

(b)                                 any expenses incurred prior to or after the Closing in connection with the negotiation, preparation and execution of this Agreement and the other documents to be delivered at the Closing hereunder and the consummation of the transactions contemplated under this Agreement, including any amortization or depreciation expense attributable to the increase in the book value of any assets (whether tangible or intangible) of the Company resulting from the Merger, any amortization or depreciation expense attributable to the increase in the book value of any assets (whether tangible or intangible) of the Company resulting from any acquisition of any Purchased Units by Purchaser pursuant to this Agreement, and interest payable by or for the Company on indebtedness related to any such acquisition;

(c)                                  neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Company, or any subsidiary thereof, is the named beneficiary or otherwise entitled to recovery, shall be included as income, nor shall the premiums payable in a calendar year with respect to any such life insurance policy be considered as an expense to the extent a death occurs in such calendar year;

(d)                                 any intercompany management fees and overhead allocations charged by MDC Partners or any Affiliate of MDC Partners, to the Company or any of its subsidiaries;

(e)                                  any interest arising from loans to finance the payment of any of the Purchase Price payments and from any indebtedness allocated to the Company by MDC Partners as a result of the Purchaser’s acquisition of Membership Interests (as defined in the LLC Agreement) of the Company; provided, however, that any interest or fees (other than fees incurred in connection with terminating the Company Credit Facility) arising under the Company Credit Facility (as defined in the LLC Agreement) (or any interest or fees allocable to the Company under the MDC Credit Facility (as defined in the LLC Agreement), if such facility is used to refinance the Company Credit Facility) and any working capital loans provided by the Purchaser or MDC Partners to the Company from time to time shall be included in determining Additional Payment PBT;

(f)                                    any interest charges incurred by the Company or any subsidiary resulting from any MDC Financing (as defined in the LLC Agreement); and

(g)                                 any bonus paid by the Company to Sergio Zyman pursuant to the terms of the employment agreement between SZ and the Company dated as of the date hereof (the “SZ Employment Agreement”).

(iii)                               The term “Revenues” shall mean the consolidated revenues of the Company and its subsidiaries, for a specified calendar year, determined in accordance with GAAP, consistently applied.

2.2.3                        Accounting Procedures.

(i)                                     The Purchaser shall cause an independent accounting firm chosen by Purchaser and reasonably acceptable to Zyman (the “Accountants”), as soon as practicable after the end of calendar year 2005, to prepare in accordance with GAAP, a report containing audited consolidated and consolidating balance sheets of the Company (for the avoidance of all doubt, inclusive of its predecessor) and its subsidiaries as of the close of business on December 31, 2005, and related audited consolidated and consolidating statements of income of the Company for such calendar year, in each case together with a statement of the Accountants based upon such report which (x) states that it was prepared in accordance with this Agreement and (y) sets forth the calculation of Revenues and Additional Payment PBT for calendar year 2005, and (z) sets forth all adjustments required to be made to such audited financial statements in order to make the calculations required under this Section 2.2 (the “2005 Determination”).  The Accountants shall deliver a copy of the 2005 Determination to Zyman not later than 120 days after December 31, 2005.  The Company shall pay the fees and expenses of the Accountant.

(ii)                                  If Zyman does not agree that the 2005 Determination correctly states the calculation of Additional Payment PBT and Revenues for fiscal year 2005, Zyman shall, within 30 days after the delivery of such 2005 Determination to Zyman, give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If the Purchaser and Zyman reconcile their differences, the 2005 Determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If the Purchaser and Zyman are unable to reconcile their differences in writing within the Reconciliation Period, the items in dispute shall be submitted to the Independent Auditors for final determination, and the 2005 Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as Zyman and the Purchaser may agree) to resolve all items in dispute.  If Zyman does not give written notice of any exception within 30 days after the delivery of the 2005 Determination or if Zyman gives written notification of its acceptance of the 2005 Determination prior to the end of such 30 day period, such 2005 Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

(iii)                               In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of it under this Section 2.2.3, then the Purchaser and Zyman agree to select another mutually acceptable accounting firm to perform the services to be performed under this Section 2.2.3 by the Independent Auditors.  If the Purchaser and Zyman fail to select the Independent Auditors as required by clause (i) above within seven days after the expiration of the Reconciliation Period or fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either the Purchaser or Zyman may request the American Arbitration Association in New York, New York (the “AAA”) to appoint an independent firm of certified public accountants to perform the services required under this Section 2.2.3 by the Independent Auditors.  The Company shall pay the fees and expenses of the AAA and the Independent Auditors.  For purposes of this Section 2.2.3 the term “Independent Auditors” shall include such other accounting firm chosen in accordance with this clause (iii).

(iv)                              The procedures specified in clauses (i)-(iii) above shall be used for purposes of determining Revenue and Additional Payment PBT for 2006 except that each occurrence of “2005” shall be deemed to refer to “2006”.

2.2.4                        Examination of Books and Records.  The books and records of the Company and its subsidiaries shall be made available during normal business hours upon reasonable advance notice at the principal office of the Company, to the parties hereto, the Accountants and the Independent Auditors to the extent required to determine the calculations required under Section 2.2.  Zyman, on the one hand, and the Purchaser, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them to support a position that is contrary to the position taken by the other party.

Section 2.3                                   Payment of the Purchase Price.  The cash portion of the Purchase Price shall be made by the Purchaser to the Escrow Agent and each Seller in accordance with Section 2.1.1(i) by bank check or direct wire transfer of immediately available funds to the account designated by the Escrow Agent or the applicable Seller, as the case may be, in writing to the Purchaser pursuant to this Agreement at least two business days prior to Closing.  The Stock Payment described in Section 2.1.1(ii) shall be made by delivery of certificates representing MDC Stock to the Escrow Agent and to Zyman.  Any payment in shares of MDC Stock pursuant to Section 2.1.1(iii) shall be made by delivery of certificates representing MDC Stock to Zyman or its nominee.  Certificates representing MDC Stock shall be delivered no later than 5 business days after the Closing Date.  Payment shall be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to this Section 2.3, the shares of MDC Stock shall be eligible for sale by the holders thereof subject to and in accordance with the applicable securities laws of the U.S. and Canada.  Zyman agrees that (i) none of the shares of MDC Stock delivered as part of the Stock Payment to Zyman may be sold before the first anniversary of the Closing Date and (ii) no more than 33.33% of the shares of MDC Stock delivered to Zyman as part of the Stock Payment may be sold on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date; provided, however, that a distribution from Zyman to its shareholders of such MDC Stock or interests in the escrow agreement including such stock shall not be deemed to be a sale for these purposes or restricted by the foregoing; nor shall any further contribution or other transfer by any such shareholder to one or more of the other shareholders or to a trust for the benefit of one or more of the shareholders, or a distribution by a trust shareholder to its beneficiaries in accordance with the terms of the respective trust agreement, be restricted, in any such case, to the extent such permitted transferee shall agree to be bound by the restrictions of this sentence.

Section 2.4                                   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI (such date is herein referred to as the “Closing Date”), at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia, 30309.

2.4.1                        Closing Deliveries.

(i)                                     At the Closing, Zyman shall deliver to the Purchaser:

(a)                                  a payoff letter (which shall include commitments from the obligees to fully discharge and release all Liens affecting property or assets of the Company and its subsidiaries upon the receipt of the payoff amount) with respect to the Company Credit Facility (the payoff amount with respect to the Company Credit Facility, the “Revolving Credit Payoff Amount”);

(b)                                 a copy of the certificate of formation of the Company, certified by the Secretary of State of Delaware, dated within two business days of the Closing Date;

(c)                                  certified copies of the resolutions duly adopted by the Zyman board of directors and the Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(d)                                 a copy of the certificate of merger, certified by the Secretary of State of Delaware, with respect to the Merger.

(ii)                                  At the Closing, the Purchaser shall deliver to Zyman, on behalf of the Sellers:

(a)                                  a copy of the certificate of incorporation of the Purchaser, certified by the Secretary of State of Delaware, dated within two business days of the Closing Date;

(b)                                 a certified copy of the Articles of Amalgamation of MDC Partners; and

(c)                                  certified copies of the resolutions duly adopted by each of the Purchaser’s board of directors and MDC Partners board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

ARTICLE III
REPRESENTATIONS OF THE COMPANY AND THE SELLERS

A.                                   Each of the Sellers (except that the representations and warranties made in clause (ii) of Section 3.1.1, the last sentence of Section 3.1.3 and the last sentence of Section 3.1.4 and Section 3.2 are made only by Zyman) severally represents and warrants to the Purchaser and MDC Partners as follows:

Section 3.1                                   Execution and Validity of Agreements; Zyman; Restrictive Documents.

3.1.1                        Execution and Validity.

(i)                                     Such Seller has the full legal right and capacity to enter into this Agreement and to perform such Seller’s obligations hereunder.  This Agreement has been and each other agreement entered into by such Seller in connection with the transactions contemplated hereby (all such agreements executed by the Sellers and the Company, the “Other Agreements”) will be, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Purchaser, MDC Partners and each other party hereto or thereto, constitutes or, when executed, will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought (collectively, the “Enforceability Exceptions”).

(ii)                                  With respect to Zyman, the execution and delivery of this Agreement and the Other Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all required corporate action on behalf of Zyman.  Zyman is duly organized and is validly existing and in good standing (including tax status) under the laws of the State of Delaware, with the full power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted, except where such failure to be in good standing or so qualify would not have a Zyman Material Adverse Effect.  The term “Zyman Material Adverse Effect” shall mean any circumstance, change in or effect on Zyman that is or would reasonably be likely to be materially adverse to Zyman’s ability to consummate any transaction contemplated under this Agreement to be undertaken by it or any Other Agreement to which it is a party.

3.1.2                        No Restrictions.  There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (“Governmental or Regulatory Authority”), and no legal, administrative or arbitration proceeding pending or, to such Seller’s knowledge, threatened against such Seller with respect to the execution, delivery and performance of this Agreement or any Other Agreement entered into by such Seller or the transactions contemplated hereby or thereby.

3.1.3                        Non-Contravention.  The execution and delivery by such Seller of this Agreement and any Other Agreement, and the performance by such Seller of such Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not (a) result in the violation by such Seller of any statute, law, rule, regulation or ordinance (collectively, “Laws”), or any judgment, decree, order, writ, permit or license (collectively, “Orders”), of any Governmental or Regulatory Authority, applicable to such Seller, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person (as defined in Section 9.4) any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Seller, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral (collectively, “Contracts”) to which such Seller is a party or by which such Seller or any of his or her assets or properties are bound except for, in any such case, such failures as would not, individually or in the aggregate, have a Seller Material Adverse Effect.  The term “Seller Material Adverse Effect” shall mean any circumstance, change in or effect on such Seller that is or would reasonably be likely to be materially adverse to such Seller’s ability to consummate any transaction contemplated to be undertaken by it under this Agreement or any Other Agreement to which it is a party.  The execution and delivery by Zyman of this Agreement and any Other Agreement, and the performance by Zyman of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not result in a violation or breach of any provision of its organizational documents.

3.1.4                        Approvals and Consents.  Except as described in Section 5.3, no consent, approval or action of, or filing with or notice to, any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which such Seller is a party or by which such Seller’s assets are bound, for the execution and delivery of this Agreement and any Other Agreement by such Seller, the performance by such Seller of such Seller’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.  No consent, approval, notice or other action is required under Zyman’s amended and restated certificate of incorporation or its bylaws.

3.1.5                        Units; Class B Units.  Such Seller is the record owner of the number of Units of the Company set forth opposite such Seller’s name on Schedule 3.1.5.  Upon delivery of the Purchased Units owned by such Seller to the Purchaser at Closing and the conversion of such Units into Class A Units, and payment of the purchase price therefor as provided herein, such Seller will transfer good and valid title to such Purchased Units to the Purchaser, free and clear of all Liens.

3.1.6                        Bonuses and Remuneration.  Except as set forth on Schedule 3.1.6, neither such Seller nor any of such Seller’s respective affiliates (other than the Company) has given, and such Seller has not agreed or made any written or verbal commitment to give, any employee of the Company (or any family member or any affiliate of any employee of the Company, in the case of Zyman, or any other employee of the Company, in the case of any Management Seller) any bonus, gift, award, or any similar type of remuneration in connection with the transactions contemplated hereby and the LLC Agreement.

3.1.7                        Merger.  Prior to the date hereof, Zyman and the Management Sellers have taken all necessary action to approve the merger of Nevada LLC with and into the Company pursuant to an agreement and plan of merger dated as of March 29, 2005 (such transaction, the “Merger” and such agreement, the “Merger Agreement”) and, prior to the Closing, the Merger shall have been consummated in accordance with the provisions of such agreement.

Section 3.2                                   Representation by Zyman re: Investment in MDC Stock.

3.2.1                        Investment.  Zyman is acquiring MDC Stock for Zyman’s own account, not as a nominee or agent, and not with a view to, of for sale in connection with, any distribution thereof.  Zyman understands that the MDC Stock has not been, and at Closing will not have been, registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act.  Zyman is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

3.2.2                        Investment Experience.  Zyman represents that Zyman has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in MDC Stock, and has the ability to bear the economic risks of an investment in MDC Stock.  Zyman further represents that Zyman has had access, during the course of the transactions and prior to the execution and delivery of this Agreement to all such information as it deemed necessary or appropriate.

3.2.3                        Restrictions on Transfer.  Zyman understands that the MDC Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

3.2.4                        Legend.  Zyman understands that each certificate representing the MDC Stock will be endorsed with a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR FOLLOWING RECEIPT BY THE ISSUER OF AN OPINION SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER MAY BE EFFECTUATED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PROVIDED IN THAT CERTAIN MEMBERSHIP UNIT PURCHASE AGREEMENT DATED APRIL 1, 2005 PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.”

B.                                     The Company and the Sellers, jointly and severally, represent and warrant, as of the date hereof, to the Purchaser and MDC Partners, as follows:

Section 3.3                                   Execution and Validity; Existence and Good Standing.  The Company has the full power and authority to enter into this Agreement and the Other Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Agreements to which it is a party by the Company, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all required limited liability company action on behalf of the Company. Each of this Agreement and the Other Agreements to which it is a party has been or, in the case of Other Agreements not executed as of the date hereof, will be duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, MDC Partners and any other party hereto or thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.  The Company and each of its subsidiaries is duly organized and is validly existing and in good standing (including tax status) under the laws of the jurisdiction in which it was organized, with the full power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted except where such failure to be in good standing or to qualify would not have a Material Adverse Effect.  The Company and each of its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (including tax status) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary except where such failure to qualify would not have a Material Adverse Effect.  The term “Material Adverse Effect” as it applies to the Company and its subsidiaries, shall mean any circumstance, change in or effect on the Company that is or would reasonably be likely to be materially adverse to its business, assets, properties, liabilities, obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or results of operations.

Section 3.4                                   Capital Stock; Equity Ownership; No Options or Restrictions; Subsidiaries and Investments.  Schedule 3.4 sets forth the number of authorized Units of the Company and the number of outstanding Units of the Company.  The record owners of the outstanding Units of the Company are as set forth on Schedule 3.4.  Except as set forth on Schedule 3.4, there are no outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, conversion rights, rights of exchange, plans or other agreements or arrangements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of the Company or any of its subsidiaries, or which grants any Person the right to share in the earnings of the Company or any of its subsidiaries or with respect to the sale or transfer of any equity interest of the Company or any of its subsidiaries.  Each outstanding Unit was duly and validly authorized and issued by the Company, and is fully paid and non-assessable, and was not issued in violation of any preemptive right which has not been waived.  Each outstanding equity security of each of the Company’s subsidiaries was duly and validly authorized and issued by such subsidiary, and is fully paid and non-assessable, and was not issued in violation of any preemptive right which has not been waived.  There is no suit, action, claim, or to the knowledge of the Company, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, with respect to the execution, delivery and performance of this Agreement or the Other Agreements or the transactions contemplated hereby or thereby or any other agreement entered into by the Company in connection with the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.4, the Company does not own any capital stock or other equity or ownership or proprietary interest in any Person.

Section 3.5                                   Financial Statements; Internal Controls; No Material Changes

3.5.1                        Schedule 3.5(a) sets forth (a) the audited combined balance sheets of the Company (for the avoidance of all doubt, including its predecessor) as at December 31, 2002, December 31, 2003 and December 31, 2004 (the December 31, 2004 balance sheet being referred to herein as the “Balance Sheet”) and (b) the related audited combined statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal years then ended as audited by Moore Stephens Tiller LLC.  Such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial condition of the entity or entities included within such balance sheet, at the respective date thereof, and the results of operations, comprehensive income, stockholders’ equity and cash flows for the periods indicated.  Each balance sheet included in the financial statements reflects all claims against and all debts and liabilities of such entities, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP.

3.5.2                        Schedule 3.5(b) attached hereto sets forth a complete and correct copy of the Sarbanes-Oxley Section 404 compliance audit review report prepared by the Bonadio Group for the Company (the “404 Report”).  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

3.5.3                        Since December 31, 2004 (the “Balance Sheet Date”), there has been no Material Adverse Effect.

Section 3.6                                   Books and Records.  The Company has delivered to the Purchaser complete and correct copies of the Certificate of Formation and the operating agreement of the Company and the comparable organizational documents of its subsidiaries.

Section 3.7                                   Title to Properties; Encumbrances; No Prior Activities by Merger Sub.

3.7.1                        Title to Properties; Encumbrances.  Except as set forth on Schedule 3.7.1 and except for the assets and rights to be conveyed pursuant to the Intellectual Property Assignment (as defined below) contemporaneously with the Closing, the Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all properties and assets owned or used by the Company (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business) and (c) to the extent not addressed in clauses (a) or (b), the Learjet Model 60 Aircraft (the “Airplane”), in each case free and clear of all Liens, except for Permitted Liens and Liens set forth on Schedule 3.7.1.  As of the Closing Date, the Company shall have good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all of the assets and rights to be conveyed pursuant to the Intellectual Property Assignment.  The term “Permitted Liens” as used herein means any of the following: (i) liens for Taxes or assessments not yet due and payable or being contested in good faith; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller; and (iii) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that do not adversely and materially affect the use of the Company’s assets to which they are currently put, or the Company, each taken as a whole.  The property and equipment used by the Company and its subsidiaries in the conduct of their business (the “Business”), whether owned or otherwise contracted for, is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

3.7.2                        No Prior Activities.  Prior to the Merger, the Company (for this purpose, excluding Nevada LLC and its subsidiaries) had not engaged in any activities other than in connection with its formation, the negotiation, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

Section 3.8                                   Real Property.

3.8.1                        Owned Real Property.  The Company does not own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property.

3.8.2                        Leased Real Property.  Schedule 3.8.2 contains an accurate and complete list of all real property leases, subleases, real property licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (each individually, a “Real Property Lease” and collectively, the “Real Property Leases”).  Each Real Property Lease set forth on Schedule 3.8.2 (or required to be set forth on Schedule 3.8.2) is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid; and the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor.  There exists no default or event of default by the Company or to the knowledge of the Company, by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company under any Real Property Lease, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease.  The Company holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.8.2.  The real property leased by the Company is in a state of good maintenance and repair (ordinary wear and tear excepted), adequate and suitable for the purposes for which it is presently being used.  The Company is in physical possession and actual and exclusive occupation of the whole of each of its leased properties.  The Company does not owe any brokerage commission with respect to any of the Real Property Leases.

Section 3.9            Contracts.  Schedule 3.9 hereto contains an accurate and complete list of the following Contracts to which the Company is a party:  (a) all Plans (as such term is defined in Section 3.20), (b) any personal property lease with a fixed annual rental of $25,000 or more, (c) any Contract relating to capital expenditures which involves payments of $50,000 or more in any single transaction or series of related transactions, (d) any Contract relating to the making of a loan or advance to or investment in, any other Person, except for advances to employees for business expenses in the ordinary course of business and consistent with past practices, (e) any agreement, instrument or arrangement evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, in any such case, in an amount that exceeds $50,000, (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the Company without penalty or other financial obligation within 30 days, (g) any Contract limiting the Company’s freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreement limiting the ability of the Company or any of their respective affiliates to take on competitive accounts during or after the term thereof, (h) any collective bargaining or union agreement, (i) any Contract between the Company and any officer or member of the Board of Managers of the Company not covered by subsection (f) above (including indemnification agreements), (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any agreement with respect to any Intellectual Property (as defined in Section 3.15) other than “shrink-wrap” and similar end-user licenses, (l) any agreement with a client required to be listed on Schedule 3.17, (m) any agreement, indenture or other instrument which contains restrictions with respect to the payment of distributions in respect of the Units, (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above, (o) any Contract (not covered by another subsection of this Section 3.9) which involves $100,000 or more over the unexpired term thereof and is not cancelable by the Company, as the case may be, without penalty or other financial obligation within 30 days, (p) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.9, and (q) any agreement between the Company and any of the Sellers. Notwithstanding anything to the contrary contained above, (x) commitments for media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.9. Each Contract set forth on Schedule 3.9, is in full force and effect, and there exists no default or event of default by the Company in any material respect or to the knowledge of the Company, by any other party, or occurrence, condition, or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder in any material respect by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.  Summaries of all oral Contracts contained on Schedule 3.9 are complete and accurate in all material respects.

Section 3.10                            Non-Contravention; Approvals and Consents.  As of the Closing Date, the execution and delivery by the Company of this Agreement and any Other Agreement to which it is a party and the performance by the Company of each of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or the LLC Agreement; (b) result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Company or any of the Company’s assets or properties, or (c) if the consents and notices set forth in Schedule 3.10 are obtained, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, or under any of the terms, conditions or provisions of any Contract or Permit to which the Company is a party or by which the Company or any of their respective assets or properties were or are bound, except, in the case of the foregoing clauses (b) and (c), for any such failures to be correct that would not be material to the Company or its subsidiaries.  Except as set forth in Schedule 3.10, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract or Permit to which the Company is a party, or by which the Company’s assets or properties were or are bound for the execution and delivery of this Agreement or the Other Agreements by the Company, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except in connection with the Merger or as described in Section 5.6 and except for such consents, approvals, actions, filings or notices the failure of which to be obtained or made would not be material to the Company or its subsidiaries.

Section 3.11                            Litigation.  Except as set forth on Schedule 3.11, there is no action, claim, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any of their respective properties or rights.  The Company is not subject to any Order entered in any lawsuit or proceeding. Schedule 3.11 also sets forth with respect to each pending or threatened action, claim, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company has incurred to date and reasonably expects to incur through the conclusion thereof.

Section 3.12                            Taxes.  The Company has timely completed and filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign (if any) returns, declarations, reports, claims for refunds or information returns or statements relating to Taxes, including any schedules or attachments thereto and including any amendments thereof (“Tax Returns”) required under the statutes, rules or regulations of such jurisdictions to be filed by it.  The term “Taxes” means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, gross receipts, license, employment, severance, premium, windfall profits, registration, alternative or add-on minimum, estimated, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign law.  All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax Return) have been paid and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.12.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction and to Sellers’ knowledge, there is no basis for any such claim to be made.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  No power of attorney has been executed with respect to any matter relating to Taxes of the Company which is currently in force.  Subject to the provisions of Section 7.2.4 below, the Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods.  The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods.  The amount set up as an accrual for Taxes (aside from any reserved for deferred Taxes established to reflect timing differences between book and Tax accrual) on the Balance Sheet (as opposed to the notes thereto) is sufficient, as computed in accordance with GAAP, for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof.  Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of the business of the Company consistent with past custom and practice.  The Company has no Knowledge that any authorities may assess any additional Taxes for any period for which Tax Returns have been filed.  The Company has delivered to the Purchaser correct and complete copies of all federal, state and local income Tax Returns filed with respect to the Company.  Except as set forth on Schedule 3.12, none of the federal, state or local income Tax Returns of the Company have ever been audited by the Internal Revenue Service or any other Governmental or Regulatory Authority.  To the Company’s knowledge, no examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination.  No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement.  The Company has made no agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it.  The Company has not been a member of an affiliated group filing consolidated federal income Tax Returns, nor has it been included in any combined, consolidated or unitary state or local income Tax Return.  The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, and there is no application pending with any governmental authority requesting permission for any changes in any of the Company’s accounting methods for Tax purposes.  No governmental authority has proposed any such adjustment or change in accounting method.  The Company has not entered into any Tax allocation, sharing or indemnification agreement with any party.  Since its formation, the Company has been treated as a partnership for purposes of federal, state and local income tax laws and, accordingly, has not been subject to federal, state or local tax based on gross or net income.  Zyman (and any predecessor of Zyman) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2003 and Zyman will be an S corporation up to and including the Closing Date.  Neither the Purchaser nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

Section 3.13                            Liabilities.  Except as set forth in the Balance Sheet or the notes thereto or as set forth on Schedule 3.13, to the knowledge of the Company, the Company has no outstanding claims, obligations, liabilities or indebtedness of any nature whatsoever as to which the Company is or may become responsible (collectively in this Section 3.13, “Liabilities”), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed on Schedule 3.13 hereto; (ii) Liabilities under Contracts of the type required to be disclosed by the Sellers or the Company on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule other than liquidated damages or Liabilities arising from default or breach of such Contract; (iii) Liabilities arising under this Agreement; and (iv) Liabilities incurred in the ordinary course of business and consistent with past practice of the Company since the Balance Sheet Date not involving borrowings and which are not and are not expected to be material to the Company.

Section 3.14                            Insurance.  Schedule 3.14 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or the employees of the Company (other than self-obtained insurance policies by such employees).  Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder.  Neither the Company nor to the knowledge of the Company, the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 3.14 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  Except as set forth on Schedule 3.14, within the last two years the Company has not filed for any claims exceeding $20,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement or any of the Other Agreements and all such policies shall continue in effect after the Closing Date for the benefit of the Company.  The Company has not received any notice of cancellation of any such policy.  The Company has not received written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.14 will not be available in the future on substantially the same terms now in effect.

Section 3.15                            Intellectual Properties.

3.15.1                  Definitions.  For purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites of the Company, and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

“Intellectual Property of the Company” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company, but shall specifically not include any rights in or to materials created for clients as “work-made-for-hire” or which are subject to an assignment in favor of clients of the Company.  In addition, Intellectual Property of the Company includes all Intellectual Property transferred to the Company at Closing pursuant to the Intellectual Property Assignment.

3.15.2                  Representations.  Schedule 3.15.2 hereto contains an accurate and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, registered copyrights and applications for registered copyrights and Internet domain names owned by the Company or owned by Zyman and exclusively licensed to the Company (the “Registered IP”). Except as set forth on Schedule 3.15.2, the registrations and applications of the Registered IP listed on Schedule 3.15.2 are in the name of the Company or Zyman, as the case may be, and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent and Internet domain names, copyrights and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations, and applications therefor.  No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction.  Except as set forth on Schedule 3.15.2, (i) to the knowledge of the Company, no Person other than the Company has any rights to use any of the Intellectual Property of the Company, (ii) the Company has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of the Company, and (iii) the Company owns all rights, title and interest in, or has the right to use pursuant to valid license agreements, all Intellectual Property used in, or reasonably necessary for, the conduct of the Business as historically conducted, free and clear of all Liens.  The Intellectual Property Assignment (as defined in Section 5.9) transfers to the Company all Intellectual Property owned by Zyman and used in, or reasonably necessary for, the conduct of the Business as historically conducted, except for the trademark, “Sergio Zyman”.  Except as set forth on Schedule 3.15.2, the consummation of the transactions contemplated hereby will not result in any loss or impairment of Company’s rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. To the knowledge of the Company, the operation of the Business does not infringe the valid Intellectual Property of any other Person. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to the Intellectual Property or the Company, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by the Company of any Intellectual Property of any Person, and the Company has not received written notice from any Person that the operation of the Business infringes the Intellectual Property of any Person.  There are no claims pending or, to the knowledge of the Company, threatened challenging the validity of any Intellectual Property of the Company. The Company has not entered into, nor is it otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Company to use the Intellectual Property of the Company. To the knowledge of the Company, no Person is infringing or misappropriating any of the Intellectual Property of the Company. All computer software and applications, other than off-the-shelf applications subject to shrink-wrap and similar end-user licenses, included in the Intellectual Property of the Company (“Software”) was either developed (a) by employees of the Company within the scope of such employee’s employment duties; (b) by independent contractors as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101, pursuant to written agreement; or (c) by third parties who have assigned all of their rights therein to the Company pursuant to a written agreement.  Except as set forth on Schedule 3.15.2, no former or present employees, officers or directors of the Company retain any rights of ownership or use of any Software, and no employees or third parties who have developed or participated in the development of Software have any claims to any rights therein.

Section 3.16                            Compliance with Laws; Permits.

3.16.1                  Compliance.  The Company is, and the Business has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment (“Environmental Laws and Orders”)) where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect, including without limitation: (a)

all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker’s compensation, employment and wages, hours and vacations, or pay equity. Except as set forth on Schedule 3.16.1, the Company has not been charged with, or, to the knowledge of the Company, threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

3.16.2                  Permits. The Company has all permits, licenses, and other government certificates, authorizations and approvals (“Permits”) required by any Governmental or Regulatory Authority for the operation of the Business and the use of the assets transferred to the Company as presently operated or used, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect.  All of the material Permits are in full force and effect and no action or claim is pending, nor to the knowledge of the Company is threatened, to revoke or terminate any such Permit or declare any such Permit invalid.

Section 3.17                            Client Relations.  Schedule 3.17 sets forth the 10 largest clients of the Company (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar years ended December 31, 2003 and December 31, 2004.  Except as set forth on Schedule 3.17, to the knowledge of the Company, without any obligation of reasonable inquiry, (including, for the purposes of this Section 3.17, the actual knowledge of Ted Richardson, Kirk Spresser, John Stewart, Dave Singleton, Patricia Klingbiel and Ricardo Alvarez), none of the 10 largest clients of the Company for the calendar year ended December 31, 2004 has advised the Company in writing that it is (x) terminating or considering terminating the handling of its business by the Company or in respect of any particular product, project or service or (y) planning to reduce its future spending with the Company in any material manner under an existing Contract; and to the knowledge of the Company no client has orally advised the Company or the Sellers of any of the foregoing events.

Section 3.18                            Accounts Receivable; Work-in-Process; Accounts Payable.  The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company and reflected on the Balance Sheet and the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Except as set forth on Schedule 3.18, there has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company which would have a Material Adverse Effect on the Company.

Section 3.19                            Employment Relations.  (a) No unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (b) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Company threatened against or involving the Business; (c) there are no labor unions representing or, to the knowledge of the Company, attempting to represent the employees of the Company; (d) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or Zyman and to the knowledge of the Company, no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by the Company; and (f) the Company did not experience any organized work stoppage or similar organized labor dispute during the last three years.  Except as set forth on Schedule 3.11, there is no legal action, suit, proceeding or claim pending or, to the knowledge of the Company, threatened between the Company and any employees or former employees of the Company, agents or former agents of the Company, job applicants or any association or group of any employees of the Company.

Section 3.20                            Employee Benefit Matters.

3.20.1                  List of Plans.  Schedule 3.9 to this Agreement contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, collective bargaining, retiree medical or life insurance, supplemental retirement, employment, change in control, severance or other benefit plans, individual retirement programs or arrangements, and all termination, severance or other Contracts, and all other plans, agreements, benefit programs, policies or other arrangements, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, whether formal or informal, whether oral or written, (x) which are maintained, contributed to or sponsored by the Company or any Affiliate for the benefit of any current or former employee, director or consultant of the Company or (y) under which the Company has any current or future liability (each item listed on Schedule 3.9 being referred to herein individually, as a “Plan” and collectively, as the “Plans”). The Company has delivered to or made available for review by the Purchaser or its representative, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan and other written communications concerning the Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed IRS Form 5500 relating to each Plan and attached schedules; (e) the most recently received IRS determination letter for each Plan; and (f) the three most recently prepared audited financial statements in connection with each Plan.  The Company has not made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule 3.9 or (ii) to modify, change or terminate any Plan.

3.20.2                  Severance.  None of the Plans, except as set forth on Schedule 3.20.2, (a) provides for the payment of or obligates the Company to pay separation, severance, termination or similar-type benefits to any Person; (b) obligates the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence, or (c) accelerates or provides any other rights or benefits as a result of any transaction contemplated by this Agreement.

3.20.3                  Multi-Employer Plans. None of the Company or any ERISA Affiliate has at any time maintained, contributed to or participated in a multi employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and

4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that is or has been treated as a single employer with the Company (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).  None of the Company or any ERISA Affiliate has at any time maintained (nor has the Company been part of any controlled group of corporations that at any time has), contributed to, or participated in a defined benefit pension plan covered by Title IV of ERISA.

3.20.4                  Welfare Benefit Plans.  The Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to current or former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and the Sellers are not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right. Except as required under Section 601 of ERISA and Section 4980B of the Code, the Company has not made any promises or commitments to provide, and is not obligated to provide (i) medical benefits to retirees or former employees, officers or directors of the Company or their respective dependants, or (ii) life insurance or other death benefits to retired employees or former employees, officers or directors of the Company or their respective dependants.

3.20.5                  Administrative Compliance.  Each Plan is now and has been established and operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code.  The Company has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Company does not have any knowledge of any default or violation by any Person under, any Plan.  Except as set forth on Schedule 3.11, (i) no legal action, suit, audit, investigation or claim is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), (ii) no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim (iii) no administrative investigation, audit or other administrative proceeding by any Governmental or Regulatory Authority is pending, threatened or in progress.  All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, officers, directors, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Company or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

3.20.6                  Tax-Qualification. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that any related trust is exempt from federal income tax (or, alternatively, if such Plan is maintained pursuant to the adoption of a master or prototype plan document, the National Office of the IRS has issued an opinion letter to the effect that the form of the master or prototype plan document is acceptable for the implementation of a qualified retirement plan); and no fact or event has occurred or condition exists since the date of such determination or opinion letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

3.20.7                  Excise Taxes. No event has occurred and no condition exists that would subject the Company to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

3.20.8                  Tax Deductions.  All contributions, premiums or payments (including all employer contributions and, if applicable, employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof.  All such contributions have been fully deducted or in the case of the current year will be deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

Section 3.21                            Interests in Customers, Suppliers, Etc.  Except as set forth on Schedule 3.21, neither Zyman nor to the knowledge of the Company, any officer, director, or employee of the Company immediately prior to the Closing Date, any parent, brother, sister, child or spouse of any such officer, director, key executive or employee of the Company or the Sellers (collectively, the “Related Group”), or any Person controlled by anyone in the Related Group:

(i)                                     owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), or received or has any right to receive payments from, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

(ii)                                  owns, directly or indirectly (other than through the ownership of Units), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that the Company used in the conduct of the Business, other than immaterial personal items owned and used by employees at their work stations; or

(iii)                               has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

Section 3.22                            Bank Accounts and Powers of Attorney.  Set forth in Schedule 3.22 is an accurate and complete list showing (a) the name and address of, and account information for each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 3.23                            Compensation of Employees.  Schedule 3.23 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants who are being compensated by the Company at an annualized rate of $100,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2004 and 2005, and a statement of the projected annual salary, bonus and incentive compensation payable with respect to the calendar year ended December 31, 2005, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of the Company not listed in clause (a) above for services rendered or to be rendered during the calendar years 2004 and 2005 in excess of $100,000 per annum; (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of the Company.  The Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

Section 3.24                            No Changes Since the Balance Sheet Date.  From the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.24, the Company has not and no subsidiary of the Company has (i) permitted any of its assets to be subjected to any Lien other than Permitted Liens, (ii) sold, transferred or otherwise disposed of any assets in excess of $50,000, (iii) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $100,000; (iv) made any distributions or dividend payments on any of its equity securities or equity participation rights, (v) redeemed, purchased or otherwise acquired any of its equity securities, or any option, warrant or other right to purchase or acquire any equity securities of the Company, (vi) made any bonus or profit sharing distribution, (vii) incurred, increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.9, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from the Company at an annual rate of $200,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by the Company (and will not be cancelable by the Company) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any material change in any method of accounting procedures, (xiii) otherwise conducted the Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which, if not terminated, would be required to be disclosed on Schedule 3.9 or Schedule 3.15, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of its business, (xvi) made or changed any material Tax election, filed any material amended Tax Return or settled any material Tax claim, audit or assessment or (xvii) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

Section 3.25                            Corporate Controls.  To the knowledge of the Company, no officer, authorized agent, employee, consultant or any other Person while acting on behalf of the Company or any subsidiary of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

Section 3.26                            Brokers.  Except as set forth on Schedule 3.26, no broker, finder, agent or similar intermediary has acted on behalf of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by the Company or the Sellers in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 3.27                            Copies of Documents.  The Sellers have caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule.

Section 3.28                            Entire Business.  The assets reflected on the Balance Sheet, together with the assets and rights to be conveyed pursuant to the Intellectual Property Assignment, are sufficient in all respects to enable the Company to conduct or operate the Business as it is presently conducted.  As of the Closing Date, all assets required or necessary to conduct or operate the Business substantially as it has been reflected on the Financial Statements (including the notes thereto) as of and for the year ended December 31, 2004 will be owned or leased by the Company.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER AND MDC PARTNERS

The Purchaser and MDC Partners, jointly and severally, represent and warrant to the Sellers as follows (except the representation and warranties set forth in Sections 4.6 and 4.7 are made only by MDC Partners and only to Zyman):

Section 4.1                                   Existence and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted, except where the failure to be in good standing or so qualify would not have a material adverse effect on the Purchaser.  MDC Partners is a corporation duly organized, validly existing and in good standing under the laws of Ontario with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted, except where the failure to be in good standing or so qualify would not have a material adverse effect on the Purchaser.

Section 4.2                                   Execution and Validity of Agreement.  Each of MDC Partners and the Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by MDC Partners and the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser.  This Agreement has been duly and validly executed and delivered by MDC Partners and the Purchaser and, assuming due authorization, execution and delivery by the Company and the Sellers, constitutes legal, valid and binding obligations of MDC Partners and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3                                   Litigation; Solvency.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of MDC Partners and the Purchaser, threatened against MDC Partners or the Purchaser with respect to this Agreement.  Neither MDC Partners nor the Purchaser is subject to any Order entered in any lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby.

Section 4.4                                   Non-Contravention; Approvals and Consents.  As of the Closing Date, the execution, delivery and performance by the Purchaser and MDC Partners of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation and bylaws of the Purchaser or MDC Partners, or (b) assuming the truth and accuracy of the Investment Representation Certificate, result in the violation by the Purchaser or MDC Partners of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or MDC Partners or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser or MDC Partners to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or, except for such Liens as may be created in connection with an MDC Financing, result in the creation or imposition of any Lien upon any of the respective assets or properties of the Purchaser or MDC Partners, under any of the terms, conditions or provisions of any Contract to which the Purchaser or MDC Partners is a party or by which the Purchaser or MDC Partners or any of its assets or properties are bound, except, in the case of the foregoing clauses (b) and (c), for any such failures to be correct that would not be material to the Purchaser or MDC Partners. Except as set forth on Schedule 4.4, assuming the truth and accuracy of the Investment Representation Certificate, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser or MDC Partners is a party or by which the Purchaser or MDC Partners or any of their respective assets or properties are bound for the execution and delivery of this Agreement by the Purchaser or MDC Partners, the performance by the Purchaser or MDC Partners of their respective obligations hereunder or the consummation by the Purchaser or MDC Partners of the transactions contemplated hereby, except for such consents, approvals, actions, filings or notices the failure of which to be obtained or made would not be material to the Purchaser or MDC Partners.

Section 4.5                                           Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or MDC Partners in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees or similar fees or commissions are payable by the Purchaser or MDC Partners in connection therewith based on any agreement, arrangement or understanding with either of them.

Section 4.6                                           MDC Stock.

4.6.1                        Each share of MDC Stock to be issued pursuant to the terms of this Agreement will be duly and validly authorized for issuance by MDC Partners, and upon consummation of the transactions contemplated hereby will be duly and validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights that have not been waived.  All of the shares of MDC Stock to be issued pursuant to this Agreement will be (a) issued in transactions exempted under all applicable Canadian securities laws and in compliance with the rules and regulations of the Toronto Stock Exchange, and assuming the accuracy and truthfulness of the representations in Section 3.2, United States federal and state securities laws and (b) at the time of issuance, approved for listing on The NASDAQ National Market and the Toronto Stock Exchange, subject to official notice of issuance and/or the filing of customary documents and payment of listing fees.

4.6.2                        As of December 31, 2004, the authorized capital stock of MDC Partners consisted of unlimited Class A Subordinate Voting Shares, unlimited Class B Shares, unlimited preference shares, issuable in series, 5,000 Series 1 preference shares, 700,000 Series 2 preference shares and unlimited Series 3 preference shares, of which 21,937,871 Class A Subordinate Voting Shares and 2,502 Class B Shares and no other shares were issued and outstanding as of such date.  All of the issued and outstanding shares of MDC Stock have been duly and validly issued and are fully paid and nonassessable, and not issued in violation of any preemptive rights that have not been waived.

Section 4.7                                   MDC Filings.  MDC Partner’s (i) annual report on Form 40-F/A for its fiscal year ended December 31, 2003, (ii) quarterly reports on Form 10-Q/A for its fiscal quarters ended March 31, 2004, June 30, 2004 and on Form 10-Q for its fiscal quarter ended September 30, 2004, (iii) management information circular relating to the 2004 annual and special meeting of shareholders, and (iv) other reports, statements and schedules filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2003 and prior to the date hereof are referred to collectively herein as the “MDC Documents.”  As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding document), the MDC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the foregoing clause (ii) shall not apply to the financial statements included in the MDC Documents (which are covered by the following sentence).  The audited consolidated financial statements and unaudited consolidated interim financial statements included in the MDC Documents have been prepared in accordance with GAAP (except for the absence of notes and normal and customary year-end adjustments for the unaudited balance sheet and related statements of income and cash flow), consistently applied throughout the periods indicated, and fairly present in all material respects the financial condition of MDC Partners and its consolidated subsidiaries as their respective dates and the results of operations for the periods covered thereby in all material respects.  To the knowledge of MDC Partners, the unaudited consolidated financial statements of MDC Partners for its fiscal year ended December 31, 2004 included in the March 31, 2005 draft annual report on Form 10-K for its fiscal year ended December 31, 2004 delivered to Zyman have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present in all material respects the financial condition of MDC Partners and its consolidated subsidiaries as their respective dates and the results of operations for the periods covered thereby in all material respects.

Section 4.8                                   Representations re: Investment in the Units.

4.8.1                        Investment.  Purchaser is acquiring the Purchased Units for its own account, not as a nominee or agent, and not with a view to, of for sale in connection with, any distribution thereof.  Purchaser understands that the Purchased Units have not been, and at Closing will not have been, registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act.  Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

4.8.2                        Investment Experience.  Purchaser represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Units, and has the ability to bear the economic risks of an investment in the Purchased Units.  Purchaser further represents that it has had access, during the course of the transactions and prior to the execution and delivery of this Agreement to all such information as it deemed necessary or appropriate.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1                                   Conduct of the Business.

5.1.1                        From the date hereof until the Closing Date, the Company shall and shall cause its subsidiaries to operate in the ordinary course of business in all material respects unless Purchaser shall have consented in writing, which consent shall not be unreasonably withheld or delayed.  Without limiting the generality of the foregoing, the Company shall and shall cause its subsidiaries to pay their respective receivables and collect their respective payables in the ordinary course of business consistent with past practice.

5.1.2                        From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Purchaser, the Sellers shall cause the Company not to, and the Company shall not, nor shall it permit any of its subsidiaries to, (i) issue or sell any of its or its subsidiaries’ equity interests, (ii) other than pursuant to the exercise of options outstanding on the date hereof and disclosed in Schedule 3.4, issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any of its or its subsidiaries’ equity interests, (iii) effect any recapitalization, reclassification, dividend, split or like change in its capitalization, (iv) amend its or any of its subsidiaries’ organizational documents, (v) otherwise voluntarily take any action that would require disclosure under Section 3.24 hereof (other than clause (iii)), (vi) declare, make or pay any dividend or other distribution to the holders of its Units, (vii) make any capital expenditure or commitment therefor which individually or in the aggregate exceeds $100,000 or (viii) agree, whether or not in writing, to take any of the actions set forth in any of the above clauses.

Section 5.2                                   Access to Books and Records.  From the date hereof until the Closing Date, the Company shall (and shall cause the respective officers, directors, employees, auditors and agents of the Company and its subsidiaries to provide Purchaser and its accountants, investment bankers, lenders (including their counsel), counsel and other authorized representatives (“Purchaser’s Representatives”) with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books, records and other information of the Company and its subsidiaries and will cause the officers of the Company and each of its subsidiaries to furnish to Purchaser and its Purchaser’s Representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to such entity and otherwise fully cooperate with the conduct of due diligence by Purchaser and its Purchaser’s Representatives in order for Purchaser to have the opportunity to make such investigation as it shall desire to make of the affairs of the Company and its subsidiaries.

Section 5.3                                   Regulatory Filings.  As promptly as possible after the date of this Agreement, Purchaser, the Company and, if applicable, the Sellers shall make or cause to be made all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (requesting termination of the waiting period thereunder), if required, and any other laws or regulations applicable to Purchasers, Sellers and the Company for the consummation of the transactions contemplated herein.  Purchaser, Sellers and the Company shall coordinate and cooperate in exchanging such information and assistance as each party may reasonably request in connection with all of the foregoing.  In furtherance and not in limitation of the covenants of the Purchaser contained in this Sections 5.3 and in Section 5.7, Purchaser, Sellers and the Company shall use all reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and not to extend any waiting period under the HSR Act.  For purposes of this Section 5.06, “reasonable best efforts” shall not require any party to agree to dispose of any of its existing assets or discontinue or alter the operation of its or any of its affiliates’ businesses as they are currently operated.

Section 5.4                                   Conditions.

Sellers and the Company shall use reasonable best efforts to cause the conditions set forth in Sections 6.1 and 6.2 to be satisfied and to consummate the transactions contemplated herein.  Purchaser shall use reasonable best efforts to cause the conditions set forth in Sections 6.1 and 6.3 to be satisfied and to consummate the transactions contemplated herein.

Section 5.5                                   Transfers.  Each Seller agrees that, from and after the date of this Agreement until the Closing, such Seller shall not sell, convey, assign, transfer, pledge or otherwise dispose of any Units except as expressly contemplated by this Agreement.

Section 5.6                                   Notification.  From the date hereof until the Closing Date, the Sellers and the Company shall disclose to Purchaser in writing any variances from the representations and warranties contained in Article III and any failure of Sellers or the Company or its subsidiaries, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement, promptly upon the Sellers’ or the Company’s obtaining knowledge thereof, in any such case, that will or is reasonably likely to result in the failure to satisfy any of the conditions, prior to Closing, specified in Article VI of this Agreement.  The Sellers acknowledge that Purchaser does not and will not waive any rights it may have under this Agreement as a result of any such notifications. No supplement or amendment to any schedule will have any effect for the purposes of determining satisfaction of the conditions set forth in Section 6.2, liability for breaches of this Agreement or the indemnification provided for in Article VIII.

Section 5.7                                   Consents and Approvals.

5.7.1                        The Company shall use its reasonable best efforts (including, as soon as practicable, giving any required notices, or making any required filings) to obtain the consents listed on Schedule 5.7.1 (the “Company Consents”).

5.7.2                        The Purchaser shall use its reasonable best efforts (including, as soon as practicable, giving any required notices, or making any required filings) to obtain the consents listed on Schedule 5.7.2 (the “Purchaser Consents”).

Section 5.8                                   Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 5.9                                   Intellectual Property Assignment.  The Company and Zyman shall enter into the intellectual property assignment in form attached hereto as Exhibit 5.9 (the “Intellectual Property Assignment”), transferring, effective as of the Closing, ownership of the assets and rights described therein to the Company.

Section 5.10                            LLC Agreement. At the Closing, the Purchaser and MDC Partners shall execute and deliver, and become party to, the LLC Agreement.

Section 5.11                            Accrued Distributions.  The Purchaser shall cause the Accountants as soon as practicable after the Closing, to prepare in accordance with GAAP, a report containing the Closing Balance Sheet, together with a statement of the Accountants based upon such report which sets forth the profits of the Company payable to unitholders as of December 31, 2004 that have not been distributed as of the Closing Date (the “5% Equity”) and the PBT (for purposes of this sentence, as such term is defined in the LLC Agreement) of the Company payable to unitholders from January 1, 2005 up to the Closing Date that have not been distributed as of the Closing Date (the “Dividends Payable”) line items from the Company’s balance sheet (the “Special Determination”).  For purposes of this Section 5.11, any of the Company’s expenses referred to in Section 9.2 which have not been paid as of the Closing shall be accrued on the Closing Balance Sheet.  If Zyman does not agree that the Special Determination correctly states 5% Equity or Dividends Payable, Zyman shall promptly (but not later than 30 days after the delivery to them of the Special Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If the Purchaser and Zyman reconcile their differences, the calculations of 5% Equity and Dividends Payable shall be adjusted accordingly and shall thereupon become binding, final and conclusive for purposes of Section 3.4(e) of the LLC Agreement.  If Zyman and the Purchaser are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to the Purchaser (the “Reconciliation Period”), the items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) selected from any of the four largest accounting firms in the United States in terms of gross revenues (the “Independent Auditors”) for final determination.  The calculations of 5% Equity and Dividends Payable shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive for purposes of Section 3.5(e) of the LLC Agreement.  The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as Zyman and the Purchaser may agree) to resolve all items in dispute.  If Zyman does not give written notice of any exception within 30 days after the delivery to them of the Special Determination or if Zyman gives written notification of its acceptance of 5% Equity and Dividends Payable prior to the end of such 30 day period, 5% Equity and Dividends Payable set forth in the Special Determination shall thereupon become binding, final and conclusive for purposes of the LLC Agreement.  The determinations of 5% Equity and Dividends Payable pursuant to the terms of this Section 5.11 shall be binding on all of the members of the Company.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                   Conditions to Closing of the Parties.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

6.1.1                        The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

6.1.2                        No statute, Law or Order shall have been enacted or issued by a Governmental or Regulatory Entity after the date hereof which would impair the full performance of the terms of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and no proceeding or lawsuit will have been commenced by any Governmental or Regulatory Entity for the purpose of obtaining any such injunction, writ, judgment, decree or other order and no written notice will have been received from any Governmental or Regulatory

Entity indicating an intent to restrain, prevent or restructure the transactions contemplated by this Agreement; and

6.1.3                        All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to obtain such consents, approvals, orders, authorizations, registrations, declarations or filings would not reasonably be expected to be materially adverse to the Company, the Sellers, MDC Partners or the Purchaser or the transactions contemplated under this Agreement.

Section 6.2                                   Conditions to Purchasers’ Obligations.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

6.2.1                        The representations and warranties of the Company and the Sellers contained herein shall be true and correct (without regard to any qualification in such representations and warranties by “Material Adverse Effect”, “Seller Material Adverse Effect”, “Zyman Material Adverse Effect”, “in all material respects” or other similar materiality qualifiers) as of the date hereof and as of the Closing Date with the same effect as though made on the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), with such exceptions to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect, Seller Material Adverse Effect or Zyman Material Adverse Effect; provided, that the representations and warranties in Section 3.1.5 shall be true and correct in all respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representation and warranties.  Zyman shall have delivered to the Purchaser a certificate, dated the Closing Date, to the foregoing effect.

6.2.2                        The Company and the Sellers shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by them on or before the Closing Date and the Company and Zyman shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

6.2.3                        Between the date hereof and the Closing Date, there shall not have occurred any event or change which would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries or which would adversely affect the Company’s or any Seller’s ability to consummate the transactions contemplated in this Agreement or in any Other Agreement in any material respect, and Zyman shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.  For purposes of this Section 6.2.3, “Material Adverse Effect” shall not include any change to the extent relating to or arising from any change in laws or regulation or change in enforcement thereof after the date of this Agreement.

6.2.4                        The Company shall have obtained or given, at no expense to the Purchaser or MDC Partners all of the Company Consents, and there shall not have been withdrawn or modified, any Company Consent.  Each such consent or approval shall be in form satisfactory to counsel for the Purchaser.

6.2.5                        The transfer of intellectual property shall have been completed pursuant to and in accordance with the Intellectual Property Assignment.

6.2.6                        The Purchaser shall have received the opinion of Jones Day, counsel to the Company and the Sellers, dated as of the Closing Date, substantially in the form and to the effect of Exhibit 6.2.6 hereto.

6.2.7                        The Company shall be the beneficiary of one or more “key man” life insurance policies providing no less than $30 million in benefits in the aggregate upon the death of Sergio Zyman.

6.2.8                        Each of the transactions described in this Agreement shall have been consummated in a manner satisfactory to the Purchaser and Seller shall have provided evidence of same reasonably satisfactory to Purchaser and its counsel.

6.2.9                        The Company shall have executed the documentation required under Section 7.1.

6.2.10                  Sergio Zyman and the Company shall have executed the employment agreement in the form of Schedule 6.2.10 and Sergio Zyman shall be actively employed by the Company.

Section 6.3                                   Conditions to the Sellers’ Obligations.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

6.3.1                        The representations and warranties of the MDC Partners and the Purchaser contained herein shall be true and correct (without regard to any qualification in such representations and warranties by “material adverse effect” or other similar materiality qualifiers) as of the date hereof and as of the Closing Date with the same effect as though made on the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), with such exceptions to be true and correct as would not, individually or in the aggregate, have a material adverse effect on the Purchaser.

6.3.2                        MDC Partners and the Purchaser shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by them on or before the Closing Date, and MDC Partners and the Purchaser shall have delivered to Zyman a certificate, dated the Closing Date, to such effect.

6.3.3                        The Company shall have received the opinions of counsel to the Purchaser, dated as of the Closing Date, substantially in the form and to the effect of Exhibit 6.3.3 hereto.

ARTICLE VII
OTHER AGREEMENTS

Section 7.1                                   MDC Financing.

Notwithstanding anything to the contrary contained in this Agreement, in consideration for the payment of the Purchase Price under Section 2.1 hereof and for other good and valuable consideration, the parties hereto hereby (i) agree that MDC Partners and/or one of its affiliates, in connection with its or any of its affiliates’ current or future credit facilities, debt offerings (including, without limitation, senior, subordinated or mezzanine debt issued in a public offering or a Regulation S or Rule 144A private placement) or any other debt agreements, shall be entitled to: (w) pledge or grant a security interest in or otherwise have a Lien placed upon the Purchased Units; (x) pledge or grant a security interest in or to otherwise have a Lien placed upon the assets and properties of the Company and/or its subsidiaries (if any); (y) assign all of its rights, benefit, title and interest in the Company and distributions therefrom, including, without limitation, all rights and claims pursuant to and under the Puts and Calls (as such terms are defined in the LLC Agreement) to or to an agent or representative on behalf of, its bank or lender or group of banks or group of lenders (as applicable and collectively, the “Lender”); and (z) have the Company and/or its subsidiaries (if any) provide guarantees and such other ancillary security and related documentation as reasonably required by the Lender from time to time (the items in (w), (x), (y) and (z) being collectively referred to as an “MDC Financing”); and (ii) consents unconditionally to (x) the granting of all security and the execution of all documents required in connection with an MDC Financing and the enforcement thereof, where applicable, by the Lender; and (y) any transaction by which the Lender becomes the absolute legal and beneficial owner of any Units which have been pledged or assigned by it.

Section 7.2                                   Tax Matters.

7.2.1                        Allocation.  The Purchaser shall prepare an allocation of the Purchase Price (and of other capitalized costs) among the assets of the Company pursuant to the election under Section 754 of the Code and the Treasury Regulations thereunder (or comparable provisions of state, local or foreign law) (the “Section 754 Election”) described in Section 7.2.2 hereunder and in accordance with Section 755 of the Code and other applicable provisions of the Code and Treasury Regulations thereunder (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be adjusted as necessary to take into account any payments, including the Additional Payment, appropriately treated as purchase price pursuant to U.S. federal Tax law and any analogous provision of foreign, state or local law.

7.2.2                        754 Election.  In cooperation with the Purchaser, the Company, which is classified as a partnership for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes), shall file a valid Section 754 Election, which Section 754 Election shall be filed by the Company with its U.S. federal income tax return for the taxable year that includes the Purchaser’s acquisition of the Purchased Unit and shall be effective for such year (unless such entity already has a valid Section 754 Election in effect and filed with the Internal Revenue Service) and any other forms necessary for the completion of a valid Section 754 Election effective as of such taxable year, and shall not take any action or position inconsistent with such Section 754 Election on any Tax Return or before any taxing authority.

7.2.3                        Tax Cooperation.  The Purchaser, the Company, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns relating to the operations of the Company and its subsidiaries, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Sellers shall allow the other party to take possession of such books and records.

7.2.4                        Tax Liability.  To the extent that any of the transactions contemplated by this Agreement gives rise to sales and/or use tax liability or other transfer, purchase, stamp or recordation documentary tax and fees (collectively, “Sales Taxes”), the Sellers shall promptly pay such Sales Taxes to the appropriate tax authorities.  The Sellers shall cause the Company to deliver to the Purchaser completed returns in respect of any Sales Taxes required to be filed with respect to the transactions contemplated herein (regardless of whether such returns are informational or show Sales Tax liability) for filing with the appropriate taxing authority.

7.2.5                        Pre-Closing Taxes.  Unless accrued for on the books of the Company as Taxes payable (including income and franchise Taxes) by the Company, Sellers shall pay (i) all Taxes of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date; (iii) any and all Taxes of any person imposed on the Company for any period as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by law, contract, or otherwise; and (iv) any Taxes imposed upon and payable by the Company for any period ending on or before the Closing Date, which Taxes are attributable to the issuance of options, the exercise of options, or the exchange of units of Nevada LLC for Class B Units pursuant to the Merger.

Section 7.3                                   Zyman Activities.  Zyman shall not (i) conduct any business or have any assets or liabilities other than its ownership of the Units and the MDC Stock and its performance of its obligations under this Agreement and ownership of cash or marketable securities not representing more than 1% of the issued and outstanding stock of any public company, (ii) transfer any Units other than in accordance with the LLC Agreement, (iii) liquidate, dissolve or wind-up or take any action in connection therewith, or (iv) transfer any of its assets (other than the Units the transfer of which shall be governed by the LLC Agreement) to any Person other than its direct stockholders provided that in connection with any such transfer to its direct stockholders, the transferee shall execute a guaranty with respect to Zyman’s indemnification obligations under Article VIII which guaranty shall be in form and substance reasonably satisfactory to the Purchaser and which shall provide that the transferee is jointly and severally liable with Zyman and that the transferee shall not make any further transfers of such transferred amounts; provided, that such transferee’s liability under such guaranty shall not exceed (A) in the case of any stockholder of Zyman that is a trust, the lesser of (1) the fair market value of such transferred assets received by it and (2) the total liability of Zyman under this Agreement multiplied by the percentage of Zyman’s outstanding shares owned by such transferee and (B) in the case of any other stockholder of Zyman, the fair market value of such transferred assets; provided further that, with respect to a transfer to a trust described in clause (A), SZ hereby agrees to provide a guaranty with respect to Zyman’s indemnification obligations for an amount equal to the positive difference, if any, between the fair market value of the assets transferred to such trust and the amount of liability assumed by such trust pursuant to the guaranty executed by such trust.

ARTICLE VIII

SURVIVAL; INDEMNITY

Section 8.1                                   Survival.  Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party.  The respective representations, warranties, covenants and agreements of the Sellers, the Company, the Purchaser and MDC Partners contained in this Agreement shall survive the Closing as follows:

8.1.1                        the representations and warranties in this Agreement and any covenant or agreement to be performed prior to the Closing shall survive until the later to occur of the first anniversary of the Closing Date, or 90 days after the issuance of audited financial statements for the Company, at and for the period ending, December 31, 2005; provided, that the representations and warranties set forth in Section 3.12 shall survive for a period of ninety days after the termination of the applicable statute of limitations period and; provided, further that the representations and warranties set forth in Sections 3.1.1, 3.1.2, the last sentence of 3.1.3, 3.1.5, 3.2, 3.3, 3.4, 3.24(iv), 3.26, 4.1, 4.2, and 4.5 and Section 4.6.1 and the covenant set forth in Section 5.1.2(vi) shall not terminate;

8.1.2                        any covenant or agreement to be performed after the Closing shall survive the Closing in accordance with its terms.

No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of the survival period applicable to such claims; provided, that any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

Section 8.2                                   Obligation of the Sellers to Indemnify.

8.2.1                        General Indemnity. Subject to the limitations contained in Sections 8.1 and 8.6.1, each of the Sellers, jointly and severally (with respect to clauses (a) and (b) below) and Zyman only (with respect to clause (c) below), hereby agrees to indemnify the Purchaser and its affiliates (including the Company), stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified

Parties”) against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of (a) any breach of any warranty or representation contained in Article III B hereof or in any certificate delivered by Zyman on behalf of the Sellers at the Closing; (b) any breach or failure by the Company to comply with, perform or discharge any obligation, agreement or covenant by the Company contained in this Agreement required to be performed on or prior to the Closing Date and (c) any breach or failure by the Company to comply with, perform or discharge any obligation, agreement or covenant by the Company contained in this Agreement to be performed after the Closing Date; provided, that, for purposes of clause (a) above, any qualification of such representations and warranties by reference to the materiality of matters stated therein, or words of similar effect, shall be disregarded in determining a breach thereof; provided, that, with respect to any Losses suffered by the Company or any subsidiary of the Company, the amount of such Losses payable to any Purchaser Indemnified Party (other than the Company, in which case the Losses payable shall be 100% of such Losses) shall equal 61.65% of the aggregate amount of Losses suffered by the Company.

8.2.2                        Special Indemnification.  Subject to the limitations contained in Sections 8.1 and 8.6.1, each of the Sellers hereby severally agrees to indemnify the Purchaser Indemnified Parties against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, the payment of all Losses that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of or in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any breach of a representation or warranty by such Seller contained in Article III A hereof; and (b) any breach or failure by such Seller to comply with, perform or discharge any obligation, agreement or covenant by such Seller contained in this Agreement; provided, that, for purposes of clause (a) above, any qualification of such representations and warranties by reference to the materiality of matters stated therein, or words of similar effect, shall be disregarded in determining a breach thereof.  Any claim for indemnity made under this Section 8.2.2 shall not be construed as a claim under Section 8.2.1 hereof even if the Purchaser Indemnified Party could have made a claim under Section 8.2.1 hereof in respect of the same matters.

8.2.3                        “Losses”. The term “Losses” as used in this Article VIII is not limited to matters asserted by third parties against any Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of Third Party Claims (as defined in Section 8.4.2 hereof).

Section 8.3                                   Obligation of the Purchaser and MDC Partners to Indemnify.  Subject to the limitations set forth in Section 8.1 and 8.6.1 hereof, the Purchaser and MDC Partners hereby agree, jointly and severally, to indemnify the Sellers (individually a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) against, and to protect, save and keep harmless the Seller Indemnified Parties from, and to pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Seller Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any breach of any warranty or representation of the Purchaser or MDC Partners contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; and (b) any breach or failure by the Purchaser or MDC Partners to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser or MDC Partners contained in this Agreement; provided, that, for purposes of clause (a) above, any qualification of such representations and warranties by reference to the materiality of matters stated therein, or words of similar effect, shall be disregarded in determining a breach thereof.

Section 8.4                                   Indemnification Procedures.

8.4.1                        Non-Third Party Claims.

(a)                                  In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 8.4.2) (a “Non-Third Party Claim”), against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Non-Third Party Claim Notice”), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b)                                 The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgement of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice.  In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the “Non-Third Party Dispute Period”), setting forth a reasonable basis of such dispute.  In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim.  Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 8.4.1, or once any dispute under this Section 8.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 8.6.1, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

8.4.2                        Third-Party Claims.

(a)                                  In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this

Agreement in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement (a “Third Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claims Notice”) as promptly as practicable and, in any such event, not later than 10 days after asserting or learning of such Third Party Claim, together with a statement specifying the basis of such Third Party Claim.  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”).  The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party as promptly as practicable and, in any such event, not later than 30 days after receipt of the Third Party Claims Notice (the “Indemnification Notice Period”).

(b)                                 If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.  The Defense Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.  In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 8.6.1, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)                                  In the event that the Indemnifying Party disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 8.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d)                                 In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party.  The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)                                  If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f)                                    A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

8.4.3                        Manner of Payment.  Any indemnification of a Purchaser Indemnified Party by one or more Seller(s) pursuant to this Article VIII shall first be disbursed from such Seller(s)’ portion of the Escrow Amount in accordance with the Escrow Agreement up to (and in no event exceeding) an amount equal to such Seller(s)’ pro rata portion (based on the applicable Seller Percentage(s)) of the Escrow Amount (taking into account any prior disbursements from such Seller(s)’ portion of the Escrow Amount) and after there are no assets available for disbursement from the Escrow Account, indemnification shall be effected by wire transfer of immediately available funds or delivery of shares from the applicable individual Seller to an account designated by such Purchaser Indemnified Party within 10 days after the determination thereof pursuant to the procedures of this Article VIII.  For purposes of the preceding sentence, to the extent that Zyman is to satisfy all or a portion of its indemnity claim with shares of MDC Stock, the number of shares of MDC Stock which shall be disbursed to any Purchaser Indemnified Party out of the Escrow Share Amount shall be the number of shares of MDC Stock equal to the cash amount owed by Zyman to such Purchaser Indemnified Party, based on the Market Price of a share of MDC Stock as of the date on which such shares are released to any Purchaser Indemnified Party.  Any indemnification of a Seller Indemnified Party pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the Purchaser to account(s) designated by such Seller Indemnified Party within 10 days after the determination thereof pursuant to the procedures of this Article VIII.

Section 8.5                                   Right of Offset.  Without limiting any other rights or remedies available to it, the Purchaser shall be entitled, subject to the limitations set forth in Section 8.6, to offset any claim for indemnity made pursuant to Section 8.2 and in accordance with Section 8.4, against any payment of the Purchase Price due under Section 2.1; provided, however, the Purchaser may only exercise such right of offset in respect of claims relating to Losses which have been determined to be subject to indemnification by the Seller in accordance with the procedures set forth in Section 8.4.

Section 8.6                                   Limitations On and Other Matters Regarding Indemnification.

8.6.1                        Indemnity Cushion and Cap; Sole and Exclusive Remedy.

(i)                                     Subject to Section 8.6.3, no Seller shall have any liability to any Purchaser Indemnified Party under Section 8.2 of this Agreement until such time as the total amount of Losses incurred by the Purchaser Indemnified Parties arising out of the matters referred to in Sections 8.2.1 and 8.2.2 exceeds $650,000, at which time each Seller shall be liable for all Losses under Section 8.2.1, and shall be liable for all Losses under Section 8.2.2 in connection with breaches by such Seller, in excess of the product of such Seller’s Seller Percentage multiplied by $650,000.  Subject to Section 8.6.3, the maximum aggregate liability of each Seller under Section 8.2 of this Agreement shall be equal to such Seller’s Seller Percentage multiplied by $6,500,000 (the “Cap”).

(ii)                                  Subject to Section 8.6.3, the Purchaser shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.3 until such time as the amount of such liability shall exceed $650,000 in the aggregate (in which case the Purchaser shall be liable for all Losses in excess of $650,000).  Notwithstanding anything to the contrary herein, subject to Section 8.6.3, the maximum aggregate liability of the Purchaser for indemnity payments under this Agreement and in connection with the transactions contemplated hereby shall be equal to the Cap.

(iii)                               Notwithstanding anything herein to the contrary, no Indemnifying Party Sellers shall be liable to any Indemnified Party for indirect damages for “lost profits” or loss of business opportunity or special, punitive or exemplary losses, other than to the extent that any such damages or losses arise out of a Third Party Claim.

(iv)                              The indemnification provided for in this Article VIII shall be the sole and exclusive remedy for any breach of this Agreement by any party hereto, other than for fraud.

8.6.2                        Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

8.6.3                        Exceptions. Each of the limitations set forth above in this Section 8.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Company or any Seller; (ii) any breach of a representation or warranty contained in Sections 3.1.1, 3.1.2, the last sentence of Section 3.1.3, 3.1.5, 3.2, 3.3, 3.4, 3.12 or any other provision hereof relating to Taxes, 3.24(iv) or 3.26, (iii) any indemnification obligation under Sections 8.2.1(b), 8.2.1(c) or 8.2.2(b); and (iv) the obligations of the Sellers and the Company set forth in Section 9.2 to pay their respective expenses; or (b) apply to any Losses incurred by the Seller Indemnified Parties which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser; (ii) any breach of a representation or warranty contained in Section 4.1, 4.2, 4.5 or Section 4.6.1, (iii) any indemnification obligation under Section 8.3(c); and (iv) the Purchaser’s obligations set forth in

Section 9.2 to pay its expenses; provided, that no Management Seller’s liability with respect to the provisions set forth in Section 8.6.3(a)(ii) (other than Sections 3.1.1, 3.1.2, 3.1.3, 3.1.5) or Section 8.6.3(a)(iii) shall exceed the portion of the Purchase Price received by such Management Seller; and, provided further that Zyman shall be liable for the amount of any Loss incurred by a Purchaser Indemnified Party which would be subject to indemnification but for the limitation set forth in the immediately proceeding proviso.

8.6.4                        Control by MDC Partners. All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under this Article VIII shall be made by MDC Partners in the name of and on behalf of the Purchaser and/or such other Purchaser Indemnified Party.

8.6.5                        Tax and Insurance Effects.  Any indemnity payment due and payable by an Indemnifying Party under this Article VIII shall be decreased to the extent of any net actual reduction in Taxes payable by the Indemnified Party upon its payment of Losses, and taking into account the tax consequences to the Indemnified Party of the receipt of any indemnity payment due and payable by the Indemnifying Party under this Article VIII.  In addition, any amounts otherwise required to be paid by an Indemnifying Party under this Article VIII shall be net of any insurance proceeds received by the Indemnified Party in respect of such Losses.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                   Termination.This Agreement may be terminated at any time prior to the Closing:

(i)                                     in writing by the mutual written consent of Purchaser and Zyman;

(ii)                                  by Purchaser, if there has been a material violation or breach by any Sellers or the Company of any covenant, representation or warranty contained in this Agreement which would be reasonably likely to prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by the Sellers or the Company within fifteen days after written notice thereof from Purchaser;

(iii)                               by Zyman, if there has been a material violation or breach by Purchaser or MDC Partners of any covenant, representation or warranty contained in this Agreement which would be reasonably likely to prevent the satisfaction of any condition to the obligations of the Sellers or the Company at the Closing and such violation or breach has not been waived by Zyman or, in the case of a covenant breach, cured by Purchaser within fifteen days after written notice thereof by Zyman; or

(iv)                              by either Zyman or Purchaser if a Governmental or Regulatory Entity shall have issued a judgment, decree or order or taken any other action, in each case which has become final and non-appealable and which restrains or otherwise prohibits the sale of the Purchased Units to Purchaser.

9.1.2                        Effect of Termination.  In the event of termination of this Agreement by either Purchaser or Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.1 and Section 9.2 which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Purchaser, the Company, or the Sellers to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

Section 9.2                                   Expenses.  Except as otherwise provided in this Agreement, the Purchaser and MDC Partners, on the one hand, and the Company, on the other hand, shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.  The expenses of the Sellers related to the transactions contemplated by this Agreement shall be paid or accrued prior to Closing by the Company including, without limitation, the fees and expenses of Jones Day, counsel to Zyman, and Burr & Forman LLP, counsel to the Management Sellers.

Section 9.3                                   Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York.

Section 9.4                                   “Person” Defined.  “Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 9.5                                   “Knowledge” Defined.  Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, such term shall be limited to the actual knowledge of the Sellers (or, in the case of Zyman, Sergio Zyman).  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Company, such term shall be limited to the actual knowledge of Sergio Zyman, Jeff Pruett, Craig Binkley, Arthur Ash and Lee White.  Where any representation and warranty in this Agreement is expressly specified by reference to the knowledge of the Purchaser, such term shall be limited to the actual knowledge of the executive officers of the Purchaser, as the case may be.  Unless otherwise stated, actual knowledge shall be deemed to include knowledge that would have been discovered after reasonable inquiry of other employees.

Section 9.6                                   “Affiliate” Defined.  As used in this Agreement, an “Affiliate” or “affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 9.7                                   Captions.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.8                                   Publicity.  Subject to the provisions of the next sentence, no party to this Agreement shall, and the Sellers shall use reasonable efforts to insure that no representative of the Company shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of MDC Partners and the Sellers.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC Partners is required to make any announcement relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada or the rules and regulations promulgated thereunder or other rules of the NASDAQ Stock Market, Toronto Stock Exchange or the SEC or any announcement by any party or the Company pursuant to applicable law or regulations.

Section 9.9                                   Zyman Authority.

9.9.1                        Appointment.  Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints Zyman as the agent, proxy and attorney-in-fact for such Seller with respect to the matters set forth in Sections 2.2.1(iii), Article VIII and Article IX to be performed by Zyman on behalf of the Sellers and to take all action required to be taken pursuant to such sections on behalf of the Sellers, which actions shall be binding on all of the Sellers.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Zyman and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Seller.  All decisions and actions by Zyman (to the extent authorized by this Agreement) shall be binding upon all such Sellers, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same.

9.9.2                        Exculpation.  Neither Zyman, Purchaser or any of its affiliates nor any agent employed by them shall incur any liability to any Seller by virtue of the failure or refusal of Zyman for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except Zyman shall remain liable for actions or omissions constituting fraud, gross negligence or bad faith.

Section 9.10                            Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next Business Day if sent by facsimile transmission (if transmission is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to the Purchaser, addressed to:

c/o MDC Partners
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention: Graham Rosenberg
Fax: (416) 960-9555
Attention: Mitch Gendel
Fax: (212) 463-3274

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Marni J. Lerner
Fax: (212) 455-2502

If to the Company or any Seller, to:

Zyman Group, LLC
950 East Paces Ferry Road, N.E.
Suite 3300
Atlanta, Georgia 30326
Attention:	Sergio Zyman
Jeff Pruett
Fax: (404) 682-5686

with a copy to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention: Milford B. Hatcher, Jr.
Fax: (404) 581-8330

If to any Seller other than Zyman, to such Seller at the address set forth under such Seller’s name on the signature page hereto, with a copy to:

Burr & Forman, LLP
171 17th Street, N.W., Suite 1100
Atlanta, Georgia 30363
Attention: Tully Hazell
Fax: (404) 214-7391

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 9.11                            Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any such purported transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 9.12                            Severability.  In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 9.13                            Counterparts.  This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 9.14                            Entire Agreement.  This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.15                            Amendments.  Subject to Section 9.9.2(iv), this Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser, the Company and Zyman.

Section 9.16                            Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.11, except the Purchaser Indemnified Parties as provided in Article VIII hereof and with respect to the provisions of Section 8.6.4, MDC Partners.

Section 9.17                            Use of Terms.  Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

Section 9.18                            “Liens” Defined.  With respect to any asset, a “Lien” shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Section 9.19                            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Membership Unit Purchase Agreement, on the day and year first above written.

ZG ACQUISITION INC.

By:	/s/	STEVEN BERNS
	Name:	Steven Berns
	Title:	President

By:	/s/	GRAHAM ROSENBERG
	Name:	Graham Rosenberg
	Title:	Vice President

MDC PARTNERS INC.

By:	/s/	GRAHAM ROSENBERG
	Name:	Graham Rosenberg
	Title:	Managing Director

By:	/s/	MITCHELL GENDEL
	Name:	Mitchell Gendel
	Title:	Secretary

ZYMAN GROUP LLC

By:	/s/	SERGIO ZYMAN
	Name:	Sergio Zyman
	Title:	Chief Executive Officer

ZYMAN COMPANY, INC

By:	/s/	SERGIO ZYMAN
	Name:	Sergio Zyman
	Title:	Chief Executive Officer

SERGIO ZYMAN

By:	/s/	SERGIO ZYMAN

MANAGEMENT SELLER:

By:	/s/	MICHAEL J. SINCLAIR
Name:		Michael J. Sinclair
Address:		2392 Hurst Drive N.E. Atlanta, Georgia 30305

MANAGEMENT SELLER:

By:	/s/	PATRICIA L. KLINGBIEL
Name:		Patricia L. Klingbiel
Address:		75 South Highwood Avenue Glen Rock, New Jersey 07452

MANAGEMENT SELLER:

By:	/s/	ARTHUR ASH
Name:		Arthur Ash
Address:		10360 Oxford Mill Circle Alpharetta, Georgia 30022